Exhibit 10.10
DESCRIPTION OF THE KIMBALL ELECTRONICS, INC.
2014 PROFIT SHARING INCENTIVE BONUS PLAN

The Plan. Kimball Electronics, Inc. (the “Company”) believes that the long-term success of the Company depends, in part, on its ability to recruit and retain outstanding individuals as employees and to furnish these employees maximum incentive to improve operations and increase profits. The Company also believes it is important to align compensation of officers and salaried employees with the common interests of Share Owners of the Company.
The Kimball Electronics, Inc. 2014 Profit Sharing Incentive Bonus Plan (the “Plan”) includes profit determinations at two levels within the Company: (1) Worldwide for Company-wide performance (“Worldwide”); and (2) at a Business Unit level for the performance of designated operations within the Company (“Business Unit”).
All executive officers and other eligible employees participate at the Worldwide or Business Unit level, or a combination thereof.
Awards under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a deduction for certain compensation paid in excess of $1 million to the executive officers listed in the Summary Compensation Table in the Company's proxy statement, but only if employed as of the end of the fiscal year (“Named Executive Officers”). Performance-based compensation, however, is fully deductible by the Company if the programs are approved by Share Owners and meet certain other requirements.
Goal. The goal of the Plan is to link an employee's compensation with the long-term financial success of the Company. The intent is to encourage participants to think, act and be rewarded like owners, and to seek out and undertake initiatives that continuously improve the long-term performance of the Company.
Eligibility. Executive officers and full-time salaried employees of the Company, except those covered under commission compensation programs, are eligible to participate in the Plan (“Participants”).
Bonus Criteria. The Plan measures profitability in terms of “economic profit”, generally equal to net income less the cost of capital. New capital expenditures are not included in computing the cost of capital for an appropriate period of time to encourage needed capital investments. The Compensation and Governance Committee (“Committee”) of the Board of Directors (the “Board”) of the Company must approve the profitability tiers (“Targets”) within the first 25% of the period of service to which the Targets relate, but not later than 90 days after the commencement of that period (“Relevant Time Period”). The Committee, within the Relevant Time Period, may make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide optimal incentives for eligible employees. If other adjustments are necessary beyond the Relevant Time Period, the Named Executive Officers will not be eligible to receive any bonus resulting from such adjustments.
Bonus Amounts. The Plan establishes potential bonus amounts as a range of percentages of the Participant's salary, with the bonus percentage increasing with higher levels of profitability. The Plan also establishes different bonus percentage ranges across several Participant categories, setting higher bonus-percentage ranges for Participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company's profitability.
At the highest responsibility levels, Participants may earn bonuses of up to 100 percent of base salary. The Plan is designed so that Participants will achieve maximum bonuses only if the Company achieves economic profitability near the top quartile of leading public companies and/or its competitors.
A Participant's total bonus under the Plan may not exceed $1 million for any fiscal year.
Administration. For a particular fiscal year, the Committee must approve the Targets, profit-computation adjustments, and any other conditions at the Worldwide profitability level within the Relevant Time Period. Company management will determine the comparable features for each Business Unit profitability level.
At the end of each fiscal year, but before Plan bonuses may be paid, the Committee must certify in writing that Targets and other conditions have been satisfied. The Committee does not have the discretion to increase the amount of any bonus for the Named Executive Officers.
The Board may amend or terminate the Plan effective for future fiscal years. The Board will not, however, amend the Plan without Share Owner approval if such approval is required to comply with Section 162(m) of the Internal Revenue Code or other applicable law or to comply with applicable stock exchange requirements.

Bonus Payments. If a Participant's bonus for the fiscal year does not exceed $2,000, the bonus will be paid in a single sum during the following August. Bonuses exceeding that amount will be paid commencing in the following fiscal year in five cash installments - 50% in the following August and 12.5% in each of the following September, January, April, and June.
If a Participant's employment is terminated before a scheduled payment date, the former employee will not be entitled to receive that bonus payment or any subsequent bonus payment, unless the Participant's termination was caused by retirement after attaining the country-specific retirement age (62 in the U.S.), death, or permanent disability, in which case, that Participant (or beneficiary, in the event of the participant's death) will be entitled to receive all bonus payments for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2 1/2 months after the end of the Company's fiscal year in which the Participant’s termination occurs.